Exhibit 99.1
NOG Provides Fourth Quarter 2024 Operational Update; Provides Initial 2025 Capital and Production Guidance; Announces Signing of $40 Million Bolt-On Acquisition in First Quarter
MINNEAPOLIS—(BUSINESS WIRE)—Northern Oil and Gas, Inc. (NYSE: NOG) (the “Company” or “NOG”) today announced a fourth quarter 2024 operations update and is providing initial 2025 capital and production guidance.
HIGHLIGHTS
•Production estimated to have been 131.0 – 132.0 MBoe per day for the fourth quarter, putting NOG toward the high end of annual total production guidance
•Significant elective Ground Game and leasehold acquisitions totaling $27 million in the fourth quarter
•Fourth quarter capital expenditures, excluding non-budgeted transactions, estimated to be $231 – $232 million
•Initial 2025 production guidance of 130.0 – 135.0 Mboe per day
•2025 capital budget of $1.05 to $1.20 billion to support increasing activity aimed at further growth in 2026
•In early 2025, signed definitive agreement to acquire 2,275 net acres in Upton County, TX in Midland Basin joint development with a private operating partner for $40 million

MANAGEMENT COMMENT
“Our platform delivered over 25% production growth in 2024 despite an unusual confluence of events that dampened production in the fourth quarter and heading into 2025. Despite these events, we are optimistic about our positioning for the future,” commented Nick O’Grady, NOG’s Chief Executive Officer. “Our 2025 capital budget is strategically designed to build momentum throughout the year and accelerate development into 2026. This positions us for standout growth on a multi-year basis. At NOG, we maintain a long-term focus, planning for multiple years of sustainable growth. We believe this disciplined approach will enhance our capacity for increased shareholder returns and drive superior total returns over time.”
“In the fourth quarter, NOG took advantage of the seasonal weakness in the A&D market. We signed our joint development agreement in Appalachia, had our busiest quarter of the year with our Ground Game, and in February signed another Midland Basin joint venture. We continue to see a multitude of opportunities across our respective basins as we head into 2025 and are encouraged with the prospects ahead of us,” added Adam Dirlam, NOG’s President.
FOURTH QUARTER OPERATIONAL UPDATE
Production volumes in the fourth quarter of 2024 are estimated to have averaged 131.0 – 132.0 MBoe per day, implying volumes toward the high end of NOG’s annual guidance. Oil volumes are estimated at 78.5 – 78.9 Mboe per day, up ~11% sequentially. Oil volumes were affected by disruptions from forest fires, curtailments and deferrals of completed wells from price-sensitive private operators in the Williston Basin, as well as downtime from third-party crude takeaway in the Uinta Basin. Despite logistical issues in the Williston and Uinta, Permian Basin volumes were strong and grew an estimated 12% quarter over quarter, producing record oil and total volumes. Production from the recent Point acquisition continues to exceed internal expectations.
NOG had an estimated 25.8 net wells turned-in-line (“TIL”) in the fourth quarter and 90.7 for 2024, and while drilling proceeded as expected, a number of completed wells were deferred due to lower prices experienced in the quarter. The Company had 50.4 net wells-in-process at the end of the fourth quarter.
Natural gas price realizations increased in the fourth quarter as regional pricing improved. Realized prices for natural gas are estimated to be 80% – 81% of average NYMEX Henry Hub prices for the fourth quarter. Oil differentials were modestly wider in the fourth quarter, as expected. Realized prices for oil for the fourth quarter are estimated to be at a discount of approximately $3.86 per Bbl compared to average NYMEX WTI benchmark prices. Lease operating costs were an estimated $9.60 – $9.70 per Boe, slightly higher than in the third quarter.

GROUND GAME, LEASEHOLD AND CAPITAL EXPENDITURES UPDATE
NOG closed 14 elective leasehold and Ground Game transactions totaling approximately $27 million during the fourth quarter. The transactions are spread across all of NOG’s respective basins and are expected to add 0.7 net producing wells, 3.2 net in-process wells and approximately 2,274 net acres with significant future drilling locations. For the year, NOG’s Ground Game added an estimated 10.7 net producing or in-process wells along with approximately 7,013 net acres with significant future drilling locations across 37 transactions with attractive full cycle returns.
Capital expenditures, excluding non-budgeted transactions and other, for the fourth quarter are estimated to have been $231 – $232 million, inclusive of D&C capital, refracs, and workovers. The Company continues to see elevated levels of refracs and workovers, with approximately $12 million allocated to refracs in the fourth quarter. Total capital expenditures, inclusive of elective Ground Game and leasehold acquisitions, was $258 – $259 million.
HEDGING UPDATE
Unrealized mark-to-market losses on derivatives for the fourth quarter were an estimated $59.0 – $60.0 million and realized hedge gains were an estimated $25.0 – $25.5 million. The Company continues to execute its policy of protecting its capital program by periodically entering into financial derivative instruments with counterparties to lock in future commodity prices on a portion of its expected production.
FIRST QUARTER BOLT-ON ACQUISITION
On February 11, 2025, NOG entered into a definitive agreement to acquire assets in Upton County, TX with one of NOG’s existing private operating partners for an unadjusted purchase price of $40 million in cash, subject to customary closing adjustments. These assets include approximately 2,275 net acres in the Midland Basin. NOG has entered into a multi-year joint development agreement on the properties. The Company expects to close the transaction in the second quarter. The obligations of the parties to complete the transactions contemplated by the purchase agreement are subject to the satisfaction or waiver of customary closing conditions. The associated 2025 development costs post-closing for these assets have been included in NOG’s initial capital expenditure guidance.
INITIAL 2025 PRODUCTION AND CAPITAL EXPENDITURE GUIDANCE, 2026 POTENTIAL
The Company anticipates total production volumes for 2025 of 130,000 – 135,000 Boe per day, with oil production accounting for 75,000 – 79,000 Bbls per day of the total. The Company currently anticipates 2025’s development cadence helping to drive an additional ~10% total production growth in 2026 and ~14% oil production growth on a similar or lower sequential capital budget versus 2025 levels.
The Company currently expects total capital spending for 2025 of $1.05 – $1.20 billion. The 2025 capital budget is expected to support a drilling program in 2025 with increased natural gas activity, in part driven by NOG’s recently announced Appalachian joint development program. The capital budget anticipates allocating additional capital to workovers and refrac activity to support future production given the natural aging of wells. Additionally, the Company anticipates a significant increase to the wells-in-process list in 2025, with 106 – 110 net well spuds anticipated to exceed completions of 97 – 99 net wells. Natural gas completions are expected to account for 8.0 – 10.0 net wells, a significant increase from 2024, with the majority of these completions in the second half of 2025.

	2025E	2026E (increase)
Annual Production (Boe per day)	130,000 – 135,000	+10%
Annual Oil Production (Bbls per day)	75,000 – 79,000	+14%
Total Capital Expenditures ($ in millions)	$1,050 - $1,200	~0%
Net Oil Wells Turned-in-Line (“TIL”)	87 – 91	*
Net Wells Turned-in-Line (“TIL”)	97 – 99	*
Net Wells Spud	106 – 110	*
The Company currently estimates a capital budget cadence roughly equal weighted in 2025, with the completion cadence currently anticipated at approximately 40% / 60% in the first and second half of 2025, respectively. The increase in the wells-in-process list, in part driven by a significant increase in natural gas drilling activity, is focused on driving natural gas and oil production growth as the Company exits 2025 into 2026. NOG expects typical seasonal reduction in volumes (driven by weather and other seasonal downtime factors) in the first quarter, with production growth back half weighted given the significant ramp in turn-in-lines projected throughout 2025.
ABOUT NOG
NOG is a real asset company with a primary strategy of acquiring and investing in non-operated minority working and mineral interests in the premier hydrocarbon producing basins within the contiguous United States. More information about NOG can be found at www.noginc.com.
PRELIMINARY INFORMATION

The preliminary unaudited fourth quarter 2024 financial and operating information and estimates included in this press release (including with respect to production, drilling and completion activity, acquisition activity, realized prices, lease operating costs, hedge gains and losses, capital expenditures and other matters) are based on estimates and subject to completion of NOG’s financial closing procedures and audit processes. Such information has been prepared by management solely based on currently available information. The preliminary information does not represent and is not a substitute for a comprehensive statement of financial and operating results, and NOG’s actual results may differ materially from these estimates because of final adjustments, the completion of NOG’s financial closing and audit procedures, and other developments after the date of this release.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts included or referenced in this press release regarding NOG’s dividend plans and practices (including timing, amounts and relative performance), financial position, business strategy, plans and objectives for future operations, industry conditions, cash flow, and borrowings are forward-looking statements. When used in this presentation, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in NOG’s capitalization, changes in crude oil and natural gas prices; the pace of drilling and completions activity on NOG’s current properties and properties pending acquisition;

NOG’s ability to acquire additional development opportunities; the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions; integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof; general economic or industry conditions, nationally and/or in the communities in which NOG conducts business; changes in the interest rate environment or market dividend practices, legislation or regulatory requirements; conditions of the securities markets; NOG's ability to consummate any pending acquisition transactions; other risks and uncertainties related to the closing of pending acquisition transactions; NOG’s ability to raise or access capital; changes in accounting principles, policies or guidelines; and financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products, services and prices. Additional information concerning potential factors that could affect future plans and results is included in the section entitled “Item 1A. Risk Factors” and other sections of NOG’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated from time to time in amendments and subsequent reports filed with the SEC, which describe factors that could cause NOG’s actual results to differ from those set forth in the forward-looking statements.

NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. You are urged not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except as may be required by applicable law or regulation, NOG does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

CONTACT:

Evelyn Leon Infurna
Vice President of Investor Relations
(952) 476-9800
ir@noginc.com

Source: Northern Oil and Gas, Inc.